Exhibit 14.1.1

MASSBANK

MASSBANK Corp.

CODE OF ETHICS

POLICY

TABLE OF CONTENTS

CODE OF CONDUCT POLICY

Introduction	1

Employee Prohibitions	1

Exceptions	2

Personal Qualities	3

Unacceptable Conduct	5

Code of Conduct Acknowledgment	7

Employee Complaint Procedures for Accounting/Auditing Matters	Appendix A-1

INSIDER TRADING POLICY

Statement of Company Policy	8

Procedures and Guidelines Governing Securities Trades by Insiders	12

Regulation FD, Selective Disclosure	21

Insider Trading Acknowledgment	23

Stock Transaction Request	Appendix A

Transaction Confirmation	Appendix B

CODE OF CONDUCT POLICY

INTRODUCTION:

MASSBANK Corp. and MASSBANK (collectively, the “Bank”) recognize the need to have each employee, officer, Director or agent (“Employee”) employ the highest ethical standards in the exercise of his or her duties. As such, the Bank hereby established the following Code of Conduct and Insider Trading Policy for each Employee to adhere to in order to maintain acceptable standards, and to comply with both the Federal bank bribery law, 18 U. S. C. Section 215 and Securities and Exchange Commission requirements applicable to insider trading of securities.

In addition to this policy, the Bank has also established a policy “Employee Complaint Procedures For Accounting & Auditing Matters”, which is incorporated within the Bank’s Employee Manual. This establishes procedures for employees to anonymously file complaints regarding any accounting, internal controls or auditing matters. (See Appendix A-1)

EMPLOYEE PROHIBITIONS:

Each Employee is prohibited from:

1.	Soliciting for themselves or for a third party (other than the Bank itself) anything of value from anyone in return for any business, service or other confidential information of the Bank and,

2.	Accepting anything of value (other than normal compensation) from anyone in connection with the business of the Bank either before or after a transaction is discussed or consummated.

If an Employee is offered, receives, or anticipates receiving something of value from a customer, or one seeking to do business with the Bank, beyond what is expressly authorized in this Code of Conduct, he or she must disclose that fact to the Bank’s Compliance Officer. The Compliance Officer is required to keep a contemporaneous written report of all such disclosures so that they may be reviewed by management to determine what is accepted is reasonable and does not pose a threat to the integrity of the Bank.

MASSBANK recognizes that a serious threat to the integrity of the Bank can occur when its Employees become involved in outside business interests or employment that gives rise to a conflict of interest. As such, Employees are prohibited from self-dealing or otherwise trading on their position with the Bank or accepting from one doing business or seeking to do business with the Bank a business opportunity not generally available to the public. In this regard, Employees must disclose all potential conflicts of interest, including those in which they have been inadvertently placed due to either business or personal relationships with customers, suppliers, business associates or competitors of the Bank.

1.

EXCEPTIONS:

Appropriate exceptions to the general prohibition regarding the acceptance of things of value in connection with Bank business include those that:

1.	permit the acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between the parents, children or spouse of an Employee) where the circumstances make it clear that it is those relationships rather than the business of MASSBANK which are the motivating factors;

2.	permit acceptance of meals, refreshment or entertainment of reasonable value in the course of a meeting or other bona fide business discussion;

3.	permit acceptance of loans from other banks or financial institutions on customary terms to finance proper and usual activities of Employees, such as home mortgage loans, except where prohibited by law;

4.	permit acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

5.	permit acceptance of discounts or rebates on merchandise or services that do not exceed those available to other customers;

6.	permit acceptance of gifts not to exceed fifty dollars ($50.00) in value that are related to commonly recognized events or occasions, such as a promotion, new job, retirement, holiday or birthday; or

7.	permit the acceptance of civic, charitable, educational, or religious organization awards for recognition of services and accomplishment.

On a case by case basis MASSBANK may approve of other circumstances not identified above, in which an Employee accepts something of value in connection with Bank business, provided that such approval is made in writing on the basis of a full written disclosure of all relevant facts and is consistent with the bank bribery statute.

NOTE: Waivers granted to Directors or Executive Officers must be approved by Board and disclosed in 8-K.

2.

PERSONAL QUALITIES:

In addition to the guidelines already noted, MASSBANK looks for the following personal qualities in its Employees:

Integrity: Absolute honesty is accepted as the first requirement of banking. The customer entrusts his money to us, and must have complete confidence in the Bank and the people who work for it. The entire banking business is built on this confidence, which is based chiefly on the customer’s impressions as to honesty and integrity of the Bank’s management and personnel. Those who handle money and accounting records are expected to report all differences, however insignificant. Any deviation from absolute integrity in this respect will be considered grounds for immediate termination.

Conduct: An Employee’s conduct must be such as to inspire the complete confidence of our customers. This requirement also applies outside the Bank’s quarters and after the hours of the banking day.

Courtesy: Banking, probably more than any other business, requires unfailing courtesy at all times. Ours is a business of service, and the manner in which the service is rendered is as fully important as the service itself.

Loyalty: It is expected that all Employees will maintain a high degree of loyalty for the Bank, and will on no occasion publicly dishonor either the Bank or any other Employee.

Cooperation: Banking is a business of human contacts, both with fellow workers and customers. Success in this business requires the ability to get along with people, to work well with others and to show consideration for the other person, regardless of their position. We are all working for the bank as a whole and should welcome every opportunity to be of greater service.

Adaptability: Banking is not a business that runs smoothly according to a fixed schedule. The changing volume of business from day to day, as well as the unpredictable demands of customers, make it important that a bank employee be able to adapt to new conditions.

Application to Duty: There are relatively few hours in the working day, and application to duty during these hours is a definite obligation of each bank employee. Certain work must be completed each day within a limited time schedule which requires the industry and teamwork of every member of the bank staff. Visiting with other employees during the work day should be avoided, as it takes up their time as well as your own, which may in turn slow up the flow of work throughout the bank and ultimately affect the efficiency of a great number of people.

3.

PERSONAL QUALITIES: (CONTINUED)

Thrift: Banking, being a service business, operates on a small margin of profit and has large expenditures, such as salaries, equipment, stationary and supplies. The interest and concern of every bank employee is important in the savings of time, care of equipment and economical use of materials.

Interest: The interested bank employee will become interested with all parts of the bank. They will be interested in the various services rendered by the bank and utilize every opportunity for their promotion to the public. They will also be alert to possible changes in systems or methods which will improve the bank’s operations and services, or reduce expenses. Suggestions are welcome by the bank, and should be made to those responsible for supervision.

Neatness: Precise records, orderly desks and the neatness with which work is done greatly improves the appearance of the bank and inspires confidence in our customers. No record or correspondence should be placed in a customer’s hands unless it is of good quality and appearance.

Compliance with Laws: All employees will always comply with all laws, rules and regulations applicable for them or the Bank in connection with the performance of their duties and responsibilities as an Employee.

Personal Financial Affairs: All employees are expected to conduct their personal financial affairs in accordance with the highest standards of financial responsibility and integrity.

MASSBANK offers its employees a free checking account. All other accounts are subject to the same fees and rates that apply to all our customers. Employees are expected to handle their account activity in an accurate and professional manner without exception. Employees are not permitted to conduct any transactions involving their own accounts, which include, among other things, deposits, withdrawals, transfers, payments or check cashing. Excessive insufficient funds activity or inappropriate funds handling of any account held by an employee at MASSBANK or at another financial institution is considered a violation of our code of conduct and subject to disciplinary action, up to and including termination of employment.

If an employee is unable to maintain their account in a responsible manner, account privileges may be discontinued.

Employees are encouraged to seek help before financial problems become unmanageable. Help can usually be obtained through discussion with the employee’s manager or the Human Resources staff.

4.

UNACCEPTABLE CONDUCT:

This list is not intended to be exhaustive and does not exclude the Bank’s right to discipline in whatever manner it deems appropriate and for any lawful reason, up to and including dismissal. The management and supervisory team is responsible for administering the rules of conduct of the Bank.

These are examples of unacceptable conduct:

1.	Excessive absenteeism or tardiness

2.	Poor performance

3.	Insubordination

4.	Falsification of records, including improper use of time cards or submitting a false time card record

5.	Threatening or harassing other employees; cursing, swearing or using abusive language towards co-workers or customers

6.	Theft, abuse, misuse or deliberate destruction of Bank property or the property of fellow employees

7.	Leaving Bank premises during working hours without authorization

8.	Disregard of safety and security rules and regulations

9.	Possession of weapons, firearms or explosives on Bank premises

10.	Carelessness resulting in damage to or the destruction of Bank property or the property of others, or in delays in work-in-progress.

11.	Misrepresentation, falsification or failure to properly reveal information at time of application for employment

12.	Making derogatory statements about the Bank, its services or another employee which could detrimentally affect the Bank’s image or volume of business.

13.	Dishonesty

5.

UNACCEPTABLE CONDUCT: (CONTINUED)

14.	Sexual Harassment

15.	Disclosure of confidential information about the Bank, its affiliates, customers, suppliers or employees obtained as a result of employment with the Bank

16.	Violation of the Bank’s solicitation or distribution rule while on company property

17.	Eating food or drinking beverages in any customer service area

18.	Possession, sale or use of illegal drugs

19.	Possession, sale or use of alcoholic beverages on Bank premises

20.	The personal borrowing of money from or lending of money to any customer or employee while on Bank premises

21.	Engaging in any illegal acts.

DISCLOSURE

The Bank is committed to providing full, fair, accurate, timely and understandable disclosure in all reports it is required to file with the Securities and Exchange Commission.

DIRECTOR & OFFICER RESPONSIBILITIES

All Directors and Officers of the Bank are bound by their fiduciary duties to the stockholders of MASSBANK Corp. as well as their obligations under its charter and by-laws and applicable law. The Directors and Officers will strive at all times to act in the best interests of MASSBANK Corp.’s stockholders and in accordance with these requirements.

ENFORCEMENT

The Bank will take appropriate action in response to any violation of this Code of Conduct so as to ensure its prompt enforcement. All waivers from this Code relating to any executive officer or Director must be approved by the Board and disclosed as required by applicable laws.

6.

(APPENDIX A-1)

Employee Complaint Procedures for Accounting and Auditing Matters

Any employee of the Company may submit a good faith complaint regarding accounting or auditing matters to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company’s Audit Committee will oversee treatment of employee concerns in this area.

In order to facilitate the reporting of employee complaints, the Company’s Audit Committee has established the following procedures for (1) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters (“Accounting Matters”) and (2) the confidential, anonymous submission by employees of concerns regarding questionable Accounting Matters.

Receipt of Employee Complaints

•	Employees with concerns regarding Accounting Matters may report their concerns to the Chairman of the Audit Committee.

•	Employees may forward complaints on a confidential or anonymous basis to:

William F. Rucci, Jr., Chairman
Audit Committee
P.O. Box 315
Reading, MA 01867

Scope of Matters Covered by These Procedures

These procedures relate to employee complaints relating to any questionable Accounting Matters, including, without limitation, the following:

•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•	fraud or deliberate error in the recording and maintaining of financial records of the Company;

•	deficiencies in or noncompliance with the Company’s internal accounting controls;

•	misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

•	deviation from full and fair reporting of the Company’s financial condition.

Treatment of Complaints

•	Upon receipt of a complaint, the Audit Committee Chairman will (i) determine whether the complaint actually pertains to Accounting Matters and (ii) when possible, acknowledge receipt of the complaint to the sender.

•	Complaints relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the General Counsel, Internal Audit or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

•	Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee.

•	The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of questionable Accounting Matters.

Reporting and Retention of Complaints and Investigations

•	The Audit Committee will maintain a log of all complaints of questionable Accounting Matters, tracking their receipt, investigation and resolution and shall prepare a periodic summary report thereof for the Board of Directors. Copies of complaints and such log will be maintained in accordance with the Company’s document retention policy.

MASSBANK

CODE OF CONDUCT

ACKNOWLEDGMENT

I,                                         , hereby acknowledge that I have read and received a copy of the MASSBANK Code of Conduct.

I fully understand the terms and conditions of the Code of Conduct and agree to comply with them during my employment by MASSBANK.

Dated:	Signed:

7.

INSIDER TRADING POLICY

MASSBANK Corp.

STATEMENT OF COMPANY POLICY

ON

INSIDER TRADING

This memorandum sets forth the policy of MASSBANK Corp. and its affiliates and subsidiaries (the “Company”) regarding insider trading. This policy is applicable to all employees, officers, directors, or agents of the Company and prohibits trading and tipping others to trade in the stock of the Company when you know material, non-public information about the Company.

A.	What is insider trading?

It is illegal for any employee, officer, director, or agent of the Company to trade in the securities of the Company while in the possession of material, non-public information about the Company. It is also illegal for any employee, officer, director, or agent of the Company to give material non-public information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “inside trading”. In order to comply with federal and state securities laws governing insider trading, the Company has adopted this policy which expressly prohibits any employee, officer, director or agent of the Company from engaging in insider trading.

1.	What is “material information?

As outlined below, “material information” is any information that a reasonable investor might consider important in deciding whether to buy, sell or hold securities of the Company. Information that could reasonably be expected to affect the market price of the Company’s securities is almost always material. Both positive and negative information may be material.

While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	financial results for the quarter or the year-end

8.

•	financial forecasts regarding future revenues

•	potential mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies

•	significant changes in senior management

•	the gain or loss of significant contracts or customers

•	actual or threatened litigation

•	significant product developments

2.	What is “non-public” information?

Material information is non-public if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a report with the Securities and Exchange Commission or disclosure by release to a national business and financial wire service or a national newspaper. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. For the purposes of this policy, information will be considered public after the close of trading on the third full trading day following the Company’s widespread public release of the information.

B	What activities are prohibited?

1.	The Company

When you know material, non-public information about the Company, you, your spouse or partner, members of your immediate family living in your household, and any trust, partnership or other entity in which you have direct or indirect investment power or authority, generally are prohibited from the following activities:

•	trading in the Company’s securities (including trading in options, puts, calls or other derivative securities of the Company);

9.

•	having others trade for you in the company’s securities; and

•	disclosing the information to anyone else (“tipping”) who might then trade.

These prohibitions continue whenever and for as long as you know material, non-public information.

Trading in stock of the Company if you have material, non-public information about the Company is expressly prohibited for all employees, officers, directors or agents of the Company.

2	Other companies.

Although it is most likely that any material, non-public information you might learn would be about the Company or one of its affiliates or subsidiaries, the prohibitions discussed above generally apply to trading in the securities of any company about which you have material, non-public information that you obtained in the course of you employment with the Company or one of its affiliates or subsidiaries.

C.	What are the penalties for insider trading?

Penalties for insider trading violations include imprisonment for up to 10 years, civil fines of up to three times the profit gained or loss avoided by the trading, and criminal fines of up to $1 million. There may also be liability to those damaged by the trading. A company whose employee violates the insider trading prohibitions may be liable for a civil fine of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s insider trading violation.

Violation of this policy or federal or state insider trading or tipping laws by any director, officer or employee of the Company may subject a director to dismissal proceedings, and an officer or employee to disciplinary action by the Company up to and including termination for cause. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether its policy has been violated. The Company may determine that specific conduct violates its policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

10.

Your failure to observe this policy could lead to significant legal problems, and could have other serious consequences as well, including the termination of your employment.

D.	Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties, fines and punishment and discharge from your employment. Therefore, you should not discuss material, non-public information about the Company or its subsidiaries with anyone, including other employees, except as required in the performance of your regular duties. Also, it is important that only specifically designated representatives of the Company discuss the Company with the news media or the investment community. You should not under any circumstances provide information or discuss matters involving the Company with the news media or investment community even if you are contacted directly by a media organization or investment entity. You should refer all such contact or inquiries to Reginald E. Cormier, Senior Vice President, Treasurer and Chief Financial Officer. You will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of this policy.

E.	Confidential Information

The Company also has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking and safeguarding confidential information. You should comply with these policies at all times. Your failure to observe this policy could lead to significant legal problems, and could have other serious consequences as well, including the termination of your employment.

Employees are encouraged to ask questions and seek any follow-up information that they may require with respect to the matters set forth in this policy. Please direct all questions to Reginald E. Cormier, Senior Vice President, Treasurer and Chief Financial Officer, or in his absence, Gerard H. Brandi, Chairman, President and Chief Executive Officer.

11.

MASSBANK Corp.

PROCEDURES AND GUIDELINES GOVERNING

SECURITIES TRADES BY INSIDERS

I.	PURPOSE

It is illegal for any employee, officer, director or agent (“employee”) of MASSBANK Corp. (the “Company”) to trade in the securities of the Company while in the possession of material, non-public information about the Company. It is also illegal for any employee, officer, director or agent of the Company to give material, non-public information about the Company to others who may trade on the basis of that information. In order to comply with federal and state securities laws governing insider trading, the Company has adopted an insider trading policy which consists of: (i) a brief statement of Company policy on insider trading (the “Insider Trading Statement”) distributed to all employees and (ii) these procedures and guidelines (this “Trading Policy”) governing securities trading by employees, officers, directors or agents who in the ordinary course of the performance of their duties have access to material, non-public information regarding the Company (the “Insiders”).

II.	SCOPE

A. This Trading Policy regulates securities trades by: (i) Insiders; (ii) all members of their families and others living in their households over whom such Insiders exercise control; (iii) all persons who exercise trades on behalf of Insiders; and (iv) investment funds and other types of entities over which Insiders have the ability to influence or direct investment decisions concerning securities (the persons covered by clauses (ii), (iii) and (iv) above are hereinafter referred to as “Affiliated Persons”). Insiders are responsible for ensuring compliance with this Trading Policy by all of their Affiliated Persons.

B. This Trading Policy applies to any and all transactions in the Company’s securities, including its common stock and options to purchase common stock (as described in more detail in Section VI.E hereof), and any other type of securities that the Company may issue, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities.

12.

C. In addition to the Insider Trading Statement, this Trading Policy will be delivered to all Insiders and to all new Insiders at the start of their employment or relationship with the Company. Upon first receiving a copy of the Trading Policy, each Insider must sign an acknowledgment that he or she has received a copy and agrees to comply with the terms of this Trading Policy. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of these procedures and guidelines and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Trading Policy. As discussed in Section VII.B, sanctions for individuals employed by the Company also may include demotion or other disciplinary actions, including termination of employment if the Company believes this Trading Policy has been violated. Insiders will be required by the Company to certify compliance with this Trading Policy on an annual basis.

D. The Company may change these procedures or adopt such other procedures in the future which it considers appropriate to carry out the purposes of its insider trading policy. Notice of any changes to these procedures will be delivered by the Company to Insiders by electronic mail (or other delivery option determined by the Insider Trading Compliance Officer (as defined below) or his designee). An Insider will be deemed to have received and agreed to revisions of the Trading Policy when such revision has been delivered to the Insider by electronic mail (or other delivery option used by the Company) by the Insider Trading Compliance Officer or his designee.

III.	PERSONS WITH ACCESS TO INSIDE INFORMATION ARE “INSIDERS”

As noted above, persons who in the ordinary course of performing their duties have access to material, non-public information regarding the Company, including, without limitation, the Company’s employees, officers, directors or agents are deemed to be “Insiders.” All Insiders must obtain prior approval of all of their trades in Company securities (including trades made by their Affiliated Persons) from the Insider Trading Compliance Officer in accordance with the procedures set forth in Section VI. D below.

13.

IV.	WHO IS THE INSIDER TRADING COMPLIANCE OFFICER?

The Company has designated Reginald E. Cormier, Senior Vice President, Treasurer and Chief Financial Officer as its Insider Trading Compliance Officer (the “Trading Compliance Officer”). The Trading Compliance Officer will review and either approve or prohibit all proposed trades by Insiders and their Affiliated Persons in accordance with the procedures set forth in Section VI. D below, except that with respect to proposed trades by the Trading Compliance Officer, all such trades must be approved by the Company’s Chief Executive Officer. The Trading Compliance officer may consult with the Company’s other officers and/or outside legal counsel.

The Trading Compliance Officer may designate one or more individuals who may perform the Trading Compliance Officer’s duties in the event that the Trading Compliance Officer is unable or unavailable to perform such duties.

V.	WHAT IS INSIDER TRADING?

While the law concerning insider trading is not static, it is generally understood that , with respect to the Company and its securities, Insiders are prohibited from doing the following:

(i) Trading in the Company’s securities, or having others trade in the Company’s securities on the Insider’s behalf, while in possession of material, non-public information concerning the Company. An example of this would be a purchase of Company securities at a time when the Company has completed its financial statements for a quarter but has not yet issued its earnings release.

(ii) Communicating material, non-public information concerning the Company to others who may then trade in the Company’s securities or pass the information on to others who may trade in the Company’s securities. Such conduct, also known as “tipping”, can result in liability for the Insider who communicated such information (even if the Insider does not actually trade himself or herself or does not benefit financially from the trade) and for the person who received the information or passes it on to others who may act on it.

(iii) Trading, or having other trade on the Insider’s behalf, in the securities of another company with respect to which the Insider has material, non-public information that he or she obtained in the course of his or her employment, or communicating such information to others.

14.

A.	WHAT IS “MATERIAL” INFORMATION?

Information about the Company is “material” if it could be reasonably expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	financial results for the quarter or year-end

•	financial forecasts regarding future revenues

•	potential mergers, acquisitions, joint ventures, and other purchases and sales of companies and investments in companies

•	significant changes in senior management

•	the gain or loss of significant contracts or customers

•	actual or threatened litigation or major developments in such litigation

•	significant product development

B.	WHAT IS “NON-PUBLIC” INFORMATION?

Material information is “non-public” if it has not been widely disseminated to the public through major newswire services, national news services and financial. news services. To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a report with the SEC or disclosure by release to a national business and financial wire service, a national news service, or a national newspaper. The information must not only be publicly

15.

disclosed, there also must be adequate time for the market as a whole to digest the information. For purposes of the Trading Policy, information will be considered public after the close of trading on the third full day following the Company’s widespread public release of the information.

C.	CONSULT THE INSIDER TRADING COMPLIANCE OFFICER FOR GUIDANCE

Any Insiders who are unsure whether the information that they possess is material or non-public should consult the Trading Compliance Officer for guidance. Remember: Insiders must obtain prior approval of all trades in Company securities made by themselves or any of their Affiliated Persons from the Trading Compliance Officer in accordance with the procedures set forth in Section VI. D below even if they are not aware of any material, non-public information.

VI.	STATEMENT OF TRADING POLICY AND PROCEDURES

A.	WHAT ACTIVITIES ARE PROHIBITED?

1.	No employee, officer, director or agent may trade in company securities while possessing material, non-public information concerning the Company. It does not matter that there is an independent, justifiable reason for a purchase or sale; if the employee, officer, director or agent has material, non-public information, the prohibition still applies.

2.

No employee, officer, director or agent may disclose material, non-public information concerning the Company to any outside person (including family members, personal financial advisors, analysts, individual investors or members of the investment community and news media), unless required as part of that employee’s, officer’s, director’s or agent’s regular duties for the Company or authorized by the Trading Compliance Officer. In the case of investment funds or other entities over which employees, officers, directors or agents of the Company have the ability to influence or direct investment decisions, such employees, officers, directors or agents may disclose material, non-public information concerning the Company to persons affiliated with such investment funds or other entities, provided that such investment funds and other entities agree in writing to be bound by the terms of this Trading Policy. In any instance in which the Company authorizes the disclosure of such information, the Company will take such steps as are necessary to

16.

preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material, non-public information about the Company must be forwarded to the Trading Compliance Officer.

3.	No employee, officer, director or agent may give trading advice of any kind about the Company to anyone while possessing material, non-public information about the Company, except that employees, officers, directors or agents should advise others not to trade if doing so might violate the law or this policy. The Company strongly discourages all employees, officers, directors or agents from giving trading advice concerning the Company to third parties even when the employee, officer, director or agent does not possess material, non-public information about the Company.

4.	No employee, officer, director or agent may (a) trade in the securities of any other public company while possessing material, non-public information concerning that company obtained in the course of service as an employee, officer, director or agent, (b) “tip” or disclose such material, non- public information concerning such other public company to anyone, or (c) give trading advice of any kind to anyone concerning such other public company while possessing such material, non-public information about that company.

B.	WHAT ARE THE SPECIAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS ?

1.	No Insider may trade in Company securities outside of the applicable “trading windows” described in Section VI.C.

2.	No Insider may trade in Company securities (including trades made by their Affiliated Persons) unless the trade has been approved by the Trading Compliance Officer in accordance with the procedures set forth in Section VI. D below. Insiders who receive permission to trade must complete their trade within three business days after permission is granted and within the current trading window.

3.	No Insider (or their Affiliated Persons) may sell any securities of the Company that are not owned by such person at the time of the sale (a “short” sale). Also. no such person may buy or sell puts, calls or options in respect of the Company’s securities at any time.

17.

4.	No Insider (or their Affiliated Persons) may give or make any other transfer of securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade.

5.	The Trading Compliance Officer may not trade in Company securities unless the trade has been approved by the Company’s Chief Executive Officer in accordance with the procedures set forth in Section VI. D below.

C.	WHEN ARE THE TRADING WINDOWS?

1.	Trading Window for Insiders. After obtaining trading approval from the Trading Compliance Officer in accordance with the procedures set forth in Section VI. D below, Insiders may trade in Company securities only during the four trading windows. Unless otherwise advised, the four trading windows consist of the periods that begin on the third business day after the Company’s issuance of a press release regarding quarterly or annual earnings and end at the close of business on the 30th day before the end of the then-current quarter.

2.	No Trading During Trading Windows While in the Possession of Material, Non-public Information. No Insider possessing material, non-public information concerning the Company may trade in Company securities even during applicable trading windows. Persons possessing such information may trade during a trading window only after the close of trading on the third full trading day following the Company’s widespread public release of the information.

D.	PROCEDURES FOR APPROVING TRADES BY INSIDERS

1.	Insiders. No Insider may trade in Company securities, until:

a. The Insider has notified the Trading Compliance Officer in writing of the amount and nature of the proposed trade(s) using the “Stock Transaction Request” form (Appendix A) attached to this Trading Policy;

18.

b. The Insider has certified to the Trading Compliance Officer in writing prior to the proposed trade(s) that:

(i) the Insider is not in possession of material, non-public information concerning the Company, and

(ii) to the Insider’s best knowledge, the proposed trade(s) do not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 of the Securities Act; and

c. The Trading Compliance Officer has approved the trade(s) and has certified his approval in writing.

For the purposes of this section VI. D, notification or certification in writing may be made via a digitally signed e-mail.

2.	No Obligation to Approve Trades. The existence of the foregoing approval procedures does not in any way obligate the Trading Compliance Officer to approve any trades requested by Insiders. The Trading Compliance Officer may reject any trading requests at his sole reasonable discretion.

3.	Completion of Trades. The Insider must complete the proposed trade within three business days after permission is granted and within the current Trading Window.

E.	STOCK OPTION PLANS

The exercise of an option to purchase securities of the Company for cash is not subject to the procedures outlined above, but the securities so acquired are subject to the above procedures and all other requirements of this Trading Policy. In particular, such securities may not be sold by Insiders except during a trading window, after authorization from the Trading Compliance Officer has been received. The “cashless exercise” of options through a broker is covered by this Trading Policy and, therefore, requires authorization from the Trading Compliance Officer for Insiders.

19.

F.	POST TRADE REPORTING

Insiders are required to report to the Trading Compliance Officer any transactions in securities of the Company by them, their spouses, partners or any immediate family members no later than the trade date the transaction occurs. Each report an Insider makes to the Trading Compliance Officer should include the date of the transaction, quantity of shares, price and broker-dealer through whom the transaction was effected. The requirements may be satisfied by sending or having a broker send duplication confirmation of trades to the Trading Compliance Officer on or before the required date, with the information necessary to complete a “Confirmation of Transaction” form (Appendix B).

G.	WAIVERS

Waiver of any provision of this Trading Policy in a specific instance may be authorized in writing by the Trading Compliance Officer (or his designee) and any such waiver shall be reported to the Board of Directors at its next regularly scheduled meeting.

VII.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to ten years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.

20.

B.	COMPANY DISCIPLINE

Violation of the insider trading policy or federal or state insider trading or tipping laws by any director, officer or employee may subject a director to dismissal proceedings and an officer or employee to disciplinary action by the Company up to and including termination for cause. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Trading Policy has been violated. The Company may determine that specific conduct violates this Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

C.	REPORTING OF VIOLATIONS

Any employee, officer, director or agent who violates this Trading Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other directors, officers or employees, must report the violation immediately to the Trading Compliance Officer. Upon learning of any such violation, the Trading Compliance Officer, in consultation with the Company’s legal counsel, will determine if the Company should release any material, non -public information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII.	SELECTIVE DISCLOSURE

Effective October 23, 2000 the SEC issued Regulation FD, Selective Disclosure. In issuing the regulation the SEC indicated its concern that many issuers were disclosing important nonpublic information such as advance warnings of earnings results to securities analysts or selected institutional investors or both before making full disclosure of the same information to the general public.

Under Regulation FD companies are prohibited from engaging in the selective disclosure of material inside information. That is, if MASSBANK discloses material inside information to one person in the investment community, it has to tell everyone by issuing a press release or other appropriate means. The regulation also indicates that the “Company is speaking” if the information is disclosed by an executive officer or a director.

21.

If someone intentionally releases information, MASSBANK is required to make a simultaneous release of the information and if the information is released unintentionally, MASSBANK has twenty-four hours to release the information.

All insiders are reminded of their responsibilities and cautioned not to disclose any company information to anyone.

NOTE: Employees do not owe “Fiduciary” duty re: nondisclosure.

IX.	INQUIRIES

Please direct all inquiries regarding any of the provisions or procedures of this Trading Policy to the Trading Compliance Officer.

22.

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Procedures and Guidelines Governing Securities Trades by Insiders of MASSBANK Corp. I also understand and agree that I will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy.

Date:	Signature:
Name:
Title:

23.

(APPENDIX A)

STOCK TRANSACTION REQUEST

Pursuant to the MASSBANK Corp. Procedures and Guidelines Governing Securities Trades by Insiders, I hereby notify MASSBANK Corp. (the “Company”) of my intent to trade the securities of the Company as indicated below:

Requestor Information:

Insider’s Name:

Intent to Purchase:

Number of shares:

NOTE: This applies to the purchase of shares through a broker on the open market. The exercise of options does not require approval

Intent to Sell:

Number of shares:

Means of acquiring shares:	☐	Exercise of incentive stock option*
Date of stock option grant:
Date of exercise of stock option:
Exercise price per share:

	☐	Exercise of nonqualified stock option*
Date of stock option grant:
Date of exercise of stock option:
Exercise price per share:

	☐	Purchase through a broker on the open market

	☐	Other (please specify:)

NOTE: If multiple lots are being sold, each lot must be indicated on a separate form or broken out herein.

CERTIFICATION

I hereby certify that (i) I am not in possession of any “material, non-public information” concerning the Company, as defined in the Company’s “Procedures and Guidelines Governing Securities Trades by Insiders”, and (ii) to the best of my knowledge, the proposed trade(s) listed above do not violate the trading restrictions of Section 16 of the Securities Exchange Act of 1934 or Rule 144 under the Securities Act of 1933. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination of my employment.

Requester signature	Date

Authorized approval signature*	Date

*	Insider Trading Compliance Officer (or designee)

(APPENDIX B)

TRANSACTION CONFIRMATION

Confirmation of Transaction:

I hereby confirm that the transaction(s) requested above was (were) executed as follows:

☐	Purchase of shares:*

	Number of shares:	Price per share:	Date and approximate time of purchase: ______________

☐	Sale of shares:*

	Number of shares:	Price per share:	Date and approximate time of purchase: ______________

* NOTE:	Multiple lots must be broken out separately if applicable.

Signature	Date